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                                                             Filed Pursuant to
                                                                Rule 424(b)(3)
                                                             File No. 33-58989

                        PRICING SUPPLEMENT NO. 3 DATED
                        September 6, 1995 TO PROSPECTUS
                      DATED June 15, 1995 AND PROSPECTUS
                        SUPPLEMENT DATED June 15, 1995

                     McDONNELL DOUGLAS FINANCE CORPORATION

                          Series X Medium-Term Notes
                  Due Nine Months or More From Date of Issue

     Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated June 15, 1995, as amended and supplemented by the Prospectus Supplement dated June 15, 1995 (the "Prospectus").

Aggregate Principal
Amount:                   $30,000,000

Original Issue Date
 (Settlement Date):       September 11, 1995

Stated Maturity Date:     September 12, 2005

Issue Price:              100.00% of Principal Amount

Interest Rate:            6.965%

Interest Payment Dates:   March 15 and September 15 commencing March 15, 1996

Type of Notes Issued:     [ X  ] Senior Notes       [ X  ] Fixed Rate Notes
                          [    ] Subordinated Notes [    ] Floating Rate
                                                           Notes

Optional Redemption:      [    ] Yes
                          [ X  ] No

Form of Notes Issued:     [ X  ] Book-Entry Notes
                          [    ] Certificated Notes

CUSIP Number:             58017DDR8


                            PURCHASE AS PRINCIPAL

    This Pricing Supplement relates to $30,000,000 aggregate principal amount of Notes that are being purchased, and may be offered, as principal, by Chase Securities, Inc. ("Chase") from time to time to one or more investors at varying prices related to prevailing market conditions at the time or times of resale as determined by Chase. Net proceeds payable by Chase to McDonnell Douglas Finance Corporation (the "Company") will be 99.644% of the aggregate principal amount of the Notes, or $29,893,200, before deduction of expenses payable by the Company. In connection with the sale of the Notes, Chase may
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be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of .356% or $106,800.


                     SELECTED CONSOLIDATED FINANCIAL DATA
                             (Dollars in millions)

     The following amends and supplements the information set forth under the caption "SELECTED CONSOLIDATED FINANCIAL DATA" on page 4 of the Prospectus:

     The following table presents selected consolidated financial information of the Company as of December 31, 1994 and for the six months ended June 30, 1995 and June 30, 1994. The information in the table should be read in conjunction with, and is qualified in its entirety by reference to, the Company's consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1995. Results of the six months ended June 30, 1995, are not necessarily indicative of the results of the entire year. Such results are unaudited, but include all adjustments, consisting of normal accruals, that the Company considers necessary for a fair presentation of the results for such interim periods. See "Selected Consolidated Financial Data" in the accompanying Prospectus.

                                                Six Months Ended
                                         June 30, 1995    June 30, 1994
					-------------- 	  -------------
  Selected earnings data:
   Operating income . . . . . . . . . .   $   95.9        $   96.3
   Interest expense . . . . . . . . . .       51.3            56.8
   Net income . . . . . . . . . . . . .       20.8            15.4

  Ratio of earnings to fixed charges. . . . .  1.62x           1.42x

                                         June 30, 1995   December 31, 1994
					--------------   -----------------
Selected balance sheet data:
    Total assets . . . . . . . . . . . .  $1,997.4        $1,929.6
    Total debt   . . . . . . . . . . . .   1,297.5         1,215.1
    Shareholder's equity . . . . . . . .     272.0           271.9

  Cash dividends paid  . . . . . . . . .      20.7            29.9



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